Exhibit 10.4

AMENDMENT TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of March 23, 2022, to the Investment Management Trust Agreement (as defined below) is made by and between Viveon Health Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of December 22, 2020 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at an annual meeting of shareholders of the Company held on March 18, 2022, the Company shareholders approved a proposal to amend (the “Extension Amendment”) the Company’s amended and restated certificate of incorporation (the “charter”) to (i) extend the date by which the Company has to consummate a business combination for three months, from March 28, 2022 (the “Original Termination Date”) to June 28, 2022 (the “Extended Date”), and (ii) allow the Company, without another stockholder vote, to elect to extend the date to consummate a business combination on a monthly basis for up to six times by an additional one month each time after the Extended Date, upon five days’ advance notice prior to the applicable deadline, for a total of up to nine months after the Original Termination Date, unless the closing of the proposed Business Combination with Suneva Medical, Inc. (“Suneva”) or any potential alternative initial business combination shall have occurred (the “Additional Extension Date”); and

WHEREAS, prior to the date hereof, the Company has deposited $720,000 into the trust account and filed the Extension Amendment with the Secretary of State of the State of Delaware.

NOW THEREFORE, IT IS AGREED:

1.	Section 1(i) of the Trust Agreement is hereby amended and restated to read in full as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the Board and Secretary or Assistant Secretary and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, acknowledged and agreed to by Chardan, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event (i) that a Termination Letter has not been received by the Trustee by December 28, 2022, or, (ii) prior to December 28, 2022, the Company fails to timely make the required additional monthly deposit into the trust account to extend the date to consummate an initial Business Combination on a monthly basis, upon five days’ advance notice prior to the applicable monthly deadline, commencing with the first additional monthly deposit to be made by June 23, 2022, and subsequent additional monthly deposits by July 23, 2022, August 23, 2022, September 23, 2022, October 23, 2022 and November 23, 2022, the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders.”

2.	Section 7(c) of the Trust Agreement is hereby amended and restated to read in full as follows:

“This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. Except for Sections 1(i), 1(k), 1(l), 1(m), 7(c) and 7(h) (which may only be amended with the approval of the holders of at least 50% of the shares of common stock sold in the IPO, provided that all Public Shareholders must be given the right to receive a pro-rata portion of the aggregate amount then on deposit in the trust account (no less than $10.10 per share, plus the pro-rata additional deposits into the Trust Account, and net of taxes payable) in connection with any such amendment), this Agreement or any provision hereof may only be changed, amended or modified by a writing signed by each of the parties hereto; provided, however, that no such change, amendment or modification may be made without the prior written consent of the Underwriters. As to any claim, cross-claim or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury. The Trustee may require from Company counsel an opinion as to the propriety of any proposed amendment.”

3.	Section 7(j) of the Trust Agreement is hereby amended and restated to read in full as follows:

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“(j) Each of the Company and the Trustee hereby acknowledge that the Underwriters are a third party beneficiary of this Agreement and that each Public Shareholder is a third party beneficiary of Sections 1(i), 1(k), 1(l), and 7(c).”

4.	All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

5.	This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

6.	This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 7(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

7.	This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS TRUSTEE

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

VIVEON HEALTH ACQUISITION CORP.

By:	/s/ Jagi Gill
Name:	Jagi Gill
Title:	Chief Executive Officer

Acknowledged and Agreed:

Chardan Capital Markets, LLC

By:	/s/ George Kaufman
Name:	George Kaufman
Title:

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